                                  EXHIBIT 99.1

                                 PRESS RELEASE

                            JEFFERSON BANCORP, INC.

FOR IMMEDIATE RELEASE                   DATE:  JULY 15, 1996
                                        CONTACT:  WAYNE HYMEL
                                        (504) 368-1011
                                        1011 Fourth St.  Gretna, LA  70053

********************************************************************************



                          JEFFERSON BANCORP ANNOUNCES
                            SECOND QUARTER EARNINGS


(Gretna, LA) -- Jefferson Bancorp, Inc., the holding company for Jefferson Federal Savings Bank (Jefferson FSB), today announced second quarter earnings of $649,000 for the period ended June 30, 1996, or $0.31 per share of common stock. This compares to earnings of $791,000 or $0.38 per share for the second quarter of 1995. The decrease in net income was primarily due to a decrease in net interest income and increases in total non-interest expense and income tax expense.

Total assets at June 30, 1996 were $265.6 million, compared with total assets of $265.0 million at March 31, 1996. Total capital as of June 30, 1996 was $36.1 million, or 13.6% of total assets, as compared to $35.4 million, or 13.4% of total assets at March 31, 1996. The annualized return on average assets for the six months ended June 30, 1996 and 1995 was 0.97% and 1.10%, respectively. The annualized return on average equity for the six months ended June 30, 1996 and 1995 was 7.29% and 8.87%, respectively.

On May 24, 1996, Jefferson Bancorp, Inc. and ISB Financial Corporation of New Iberia, Louisiana entered into an Agreement and Plan of Merger and Reorganization providing for a merger of the two institutions. ISB Financial proposes to acquire Jefferson Bancorp, Inc. in a cash transaction pursuant to which each share of stock of Jefferson Bancorp will be acquired for $23.00 or an aggregate purchase price of $51.2 million.

Jefferson FSB is a federally chartered savings bank with seven branch locations and ten Jeff-24 automatic teller machines, located in East and West Jefferson Parish, and in Western Orleans Parish. Organized in 1953 as Jefferson Homestead Association, the Bank offers savings and lending products, as well as checking and other consumer-oriented banking services.

Jefferson Bancorp, Inc. common stock is traded under the Nasdaq symbol "JEBC." The local newspaper (Times Picayune) lists JEBC as Jefferson Bancorp, Inc. under the Nasdaq "How Stocks of Local Interest Fared."




FINANCIAL HIGHLIGHTS SUMMARY FOLLOWS

SUMMARY OF FINANCIAL HIGHLIGHTS:



          Consolidated Statements of Financial Condition (Unaudited)

ASSETS                      June 30,    March 31,             LIABILITIES                 June 30,   March 31,
                              1996         1996                                             1996        1996
                              ----         ----                                             ----        ----
                           (Dollars in Thousands)                                         (Dollars in Thousands)
                           ----------------------                                         ----------------------
Cash and                                                      Deposits                    $227,495   $227,542
cash equivalents            $  8,049     $  9,461             Other Liabilities              2,039      2,068
                                                                                          --------   --------
Investments and Mortgage-
  backed Securities          187,171      186,861             TOTAL LIABILITIES           $229,534   $229,610
Loans                         62,766       61,429
                                                              STOCKHOLDERS' EQUITY          36,060     35,429
                                                                                          --------   --------
Other Assets                   7,608        7,288
                            --------     --------
                                                              TOTAL LIABILITIES AND
    TOTAL ASSETS            $265,594     $265,039             STOCKHOLDERS' EQUITY        $265,594   $265,039
                            ========     ========                                         ========   ========





                Consolidated Statements of Income (Unaudited)

                                     For the 3 months ended June 30,       For the 6 months ended June 30,
                                     -------------------------------       -------------------------------
(Dollars in Thousands except Per Share Data)       1996         1995                      1996        1995
- --------------------------------------------       ----         ----                      ----        ----
Interest Income                                  $4,346       $4,374                   $8,713       $8,573
Interest Expense                                  2,195        2,162                    4,383        4,166
                                                  -----        -----                    -----        -----

Net Interest Income                               2,151        2,212                    4,330        4,407
Provision (recovery) for Loan Losses                 (4)          39                      (22)          99
                                                  -----        -----                    -----        -----

Net Interest Income after
   Provision (recovery) for Loan Losses           2,155        2,173                    4,352        4,308

Noninterest Income                                  283          275                      548          563
Noninterest Expense                               1,529        1,445                    3,023        2,908
                                                  -----        -----                    -----        -----

Income Before Income Taxes                          909        1,003                    1,877        1,963
Income Tax Provision                                260          212                      585          510
                                                  -----        -----                    -----        -----

NET INCOME                                        $ 649        $ 791                   $1,292       $1,453
                                                  =====        =====                   ======       ======

EARNINGS PER SHARE                                $0.31        $0.38                   $ 0.62       $ 0.71
                                                  =====        =====                   ======       ======




                                                                             END